Exhibit 8.3

Commerce & Finance Law Offices

1506 Tower 1, Jing An Kerry Center, 1515 Nanjing West Road,

Shanghai PRC; Postcode: 200040,

Tel: 8621- 52986877 Fax: 8621- 52986878

Website: www.tongshang.com.cn

January 17, 2014

Montage Technology Group Limited

Room A1601, Technology Building

900 Yi Shan Road, Xuhui District

Shanghai, 200233

People’s Republic of China

Dear Sir/Madam,

1.	We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the laws and regulations of the PRC. For the purpose of this legal opinion (this “Opinion”), the PRC does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

2.	We have acted as legal counsel as to the laws of the People’s Republic of China to Montage Technology Group Limited (the “Company”) in connection with (A) the Company’s registration statement on Form S-1 including all amendments or supplements thereto (the “Registration Statement”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the follow-on offering of the Company’s ordinary shares, and (B) the proposed listing and trading of the Company’s ordinary shares on the NASDAQ Global Market.

3.	In rendering this Opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion.

4.	In rendering this Opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have also assumed that no amendments, revisions, modifications or other changes have been made with respect to any of the documents after they were submitted to us for purposes of this Opinion. We have further assumed the accuracy and completeness of all factual statements in the documents.

5.	Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Registration Statement, we hereby confirm to you that the discussion set forth under the section headed “Taxation—People’s Republic of China Taxation” in the Registration Statement, insofar as such statements describe PRC tax law, are accurate in all material respects and that such statements constitute our Opinions.

This Opinion is limited to PRC Laws of general application as of the date of this Opinion and is given on the basis that it will be governed by, and construed in accordance with, PRC Laws. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the PRC.

PRC Laws referred to herein are laws currently in force as of the date of the Opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retrospective effect.

We hereby consent to the use of this Opinion in, the filing hereof as an exhibit to, and the reference of our name under the section headed “Taxation” in, the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act or the regulations promulgated thereunder.

Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices